Exhibit 99.1

NEWS RELEASE
H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE ANNOUNCES CANCELLATION OF HERITAGE PLACE CONTRACT

Albuquerque, NM-September 5, 2007

First State Bancorporation (NASDAQ:FSNM) announced today that on August 31, 2007, the contract for the sale of an 8.2 acre property in Broomfield, Colorado (referred to as "Heritage Place") for $4.6 million was cancelled by the buyer. In the written notification of cancellation, no reason was given by the buyer for the cancellation. Heritage Place was acquired by First State Bancorporation in conjunction with the acquisition of Front Range Capital Corporation and was carried at its $5.7 million as of June 30, 2007 based on a recent appraisal. The property will be written down to an estimated net realizable value of $4.4 million, which includes an estimate of selling costs, in the third quarter.

"Although the property was recently appraised at a value of $5.7 million, we believe that this contract is a better indicator of the net realizable value of the property," stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. "Accordingly, we will reduce the carrying value of the property to $4.4 million in the third quarter, with the adjustment increasing the amount of goodwill recorded in this acquisition. We will continue to aggressively market this property. Although no reason was specified by the buyer for terminating the contract, we believe that there likely were issues related to the development of the property for the specific use and configuration intended by the buyer, which would not necessarily impede the sale of the property to another party," continued Dee.

On Wednesday, September 5, 2007, First State's stock closed at $19.14 per share.

ABOUT FIRST STATE

First State is a New Mexico-based commercial bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank to customers from a total of 62 branches located in New Mexico, Colorado, Arizona and Utah.

Forward-Looking Statements

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on First State current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by First State. For a detailed discussion of these statements, please refer to First State's filings with the SEC, especially in the "risk factors" sections of First State's Annual Report on Form 10-K for the year ended Dec. 31, 2006, and in subsequent filings with the SEC. First State assumes no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

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